Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-1 of Aratana Therapeutics Inc. of our report dated January 13, 2014 related to the financial statements of Okapi Sciences NV as of and for the years ended December 31, 2012 and 2011 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to going concern) appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

Diegem, Belgium

January 13, 2014

DELOITTE Bedrijfsrevisoren / Reviseurs d’Entreprises

BV o.v.v.e. CVBA / SC s.f.d. SCRL

Represented by

/s/ Gert Vanhees	/s/ Koen Neijens
Gert Vanhees	Koen Neijens